Exhibit 10.1

Employment Agreement

This Employment Agreement (this “Agreement”) is made as of July 24, 2023 between Interpace Biosciences, Inc. (the “Company”) and Chris McCarthy (“Executive”).

RECITALS

WHEREAS, the Company desires to continue to retain Executive’s services, and Executive wishes to continue to be employed by the Company, pursuant to the terms and conditions set forth herein; and

WHEREAS, the Company has promoted Executive to the position of Chief Financial Officer effective as of July 24, 2023;

WHEREAS, Executive will continue to be a key employee of the Company, with significant access to information concerning the Company and its business, and the disclosure or misuse of such information or engaging in competitive activities would cause substantial harm to the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term and Position.

(a) Executive’s employment pursuant to this Agreement shall be effective as of July 24, 2023 (the “Effective Date”) and continue until terminated in accordance with the termination provisions set forth in Section 11.

(b) Executive’s position will be Chief Financial Officer, reporting to the Company’s President & Chief Executive Officer.

2. Duties & Responsibilities.

(a) Executive will have such authority and responsibilities and perform such duties consistent with his position.

(b) Executive will devote his full working time and attention to the performance of his duties to the Company and to the promotion of the business and interests of the Company and its subsidiaries.

(c) Notwithstanding the foregoing, Executive may (i) engage in charitable, religious, civic and similar types of activities and manage personal investments, and (ii) with the prior written consent of the Company’s Board of Directors (the “Board”), serve on one or more outside board of directors; provided that, in each case such activities do not inhibit or conflict with the business of the Company, its subsidiaries and/or affiliates and with Executive’s non-compete restrictions pursuant to the Confidentiality Agreement (as described in Section 10 of this Agreement).

300 Interpace Parkway | Morris Corporate Center 1, Building C | Parsippany, NJ 07054

Corporate Offices: (855) 776-6419 | Fax: (973) 265-0191 | Info@Interpace.com

3. Place of Employment. Executive shall perform his duties under this Agreement from a remote work location, or from any other location mutually agreed upon by the Company and Executive. Executive will be required to travel as reasonably necessary, with travel costs incurred by the Company should the distance exceed 60 miles from the mutually agreed to remote work location.

4. Base Salary. As of the Effective Date, Executive will be paid an annual base salary of $220,000, payable semi-monthly on the Company’s regularly scheduled payroll dates, and subject to applicable federal, state, and local withholding (as in effect from time to time, “Base Salary”). Any increase in Base Salary shall be at the sole discretion of the Company and the Compensation & Management Development Committee (the “Compensation Committee”) of the Board; provided, that nothing herein shall be deemed to require any such increase.

5. Incentive Awards. Executive will be eligible to receive additional compensation for each fiscal year in the form of an annual discretionary bonus with an annual target of up to 40% of Executive’s Base Salary. The amount and timing of the discretionary bonus, if any, shall be determined by the Company in its sole discretion and may be based on, among other things, the Company’s financial performance and Executive’s own job performance. Any such compensation shall be payable in cash, less applicable taxes and deductions.

6. Equity Award. Executive acknowledges that Executive has received a grant of restricted stock units (“RSUs”) with respect to shares of the Company’s common stock under the Company’s applicable equity incentive plan which shall be subject to the terms of the applicable plan and an applicable award agreement by and between Executive and the Company. Upon the one (1) year anniversary of the Effective Date, the Company shall grant additional RSUs under the Company’s applicable equity incentive plan which shall be subject to the terms of the applicable plan and an appliable award agreement by and between the Executive and the Company.

7. Paid Time Off. Executive will be entitled to (i) up to twenty-six (26) days of paid time off (“PTO”) per calendar year, which will accrue monthly and consist of vacation, personal and sick time, subject to the Company’s PTO policy, as may be amended from time to time; provided, that a total of five (5) accrued but unused PTO days at the end of a calendar year may be carried over to the following year; and (ii) up to twelve (12) paid Company holidays per year.

8. 401(k) and Other Benefits. Executive will be eligible to participate in the Company’s 401(k) plan, health insurance, life and disability insurance and other similar plans or benefits to the extent and on such terms as the Company provides to other senior executives.

9. Business Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses upon presentation of an expense report in accordance with Company policies and procedures.

10. Confidentiality & Non-Compete.

(a) Executive understands and acknowledges that, as a result of his employment by the Company, he will be placed in a position of trust and confidence and will be entrusted with confidential information, as well as the Company’s confidential proprietary information and trade secrets, to enable Executive to carry out his duties. In accordance with the Confidentiality Agreement (as defined below), Executive covenants and agrees (i) that at all times during the period of Executive’s employment, and at all times after termination of such employment, Executive will not, directly or indirectly, disclose, furnish, make available or utilize any of the Company’s confidential information other than in the course of performing duties as an employee of the Company, and (ii) to refrain from competition and solicitation during the restricted period set forth in the Confidentially Agreement.

(b) Concurrent with Executive’s execution of this Agreement, Executive agrees to enter into the Confidentiality, Proprietary Information and Inventions Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”).

11. Termination. Executive acknowledges that his employment with the Company is “at will” and may be terminated by Executive or by the Company at any time, and for any reason or for no reason in accordance with the following terms:

(a) Company Termination Without Cause. If the Company terminates Executive’s employment other than for “Cause” (as defined in Section 15(a)), Executive will be entitled to thirty (30) days advance written notice and the severance described in Section 12. Executive also will be entitled to any unpaid Base Salary up to and including the date of termination and any accrued but unused PTO days. In addition, Executive will be entitled to retain any equity awards that have vested through the date of termination, subject to the terms and conditions of the applicable equity incentive plan and the applicable award agreement. Executive shall be entitled to retain possession of his Company issued laptop computer, monitor, cell phone and iPad (or similar tablet), subject to the Company’s removal of Confidential Information (as defined in the Confidentiality Agreement) from such equipment and devices.

(b) Executive Termination Without Good Reason. If Executive’s employment is terminated (i) by Executive’s resignation without Good Reason (as defined in Section 15(b)) or (ii) on account of death or Total Disability (as defined in Section 15(c)), Executive will not be entitled to any severance or benefit continuation, other than as required by law, as in effect at such time. Executive will be entitled to any unpaid Base Salary up to and including the date of termination, any unused PTO days, and any vested equity awards through the date of termination, subject to the terms and conditions of the applicable equity incentive plan and applicable award agreements. Executive shall provide the Company with thirty (30) days’ advance written notice should Executive resign without Good Reason.

(c) Company Termination for Cause. If the Company terminates Executive’s employment for Cause (as defined in Section 15(a)), Executive will not be entitled to any severance or benefit continuation, other than as required by law, as in effect at such time. Executive will be entitled to any unpaid Base Salary up to and including the date of termination, any unused PTO days, and vested equity awards through the date of termination, subject to the terms and conditions of the applicable equity incentive plan and applicable award agreements.

(d) Executive Termination for Good Reason. If Executive terminates his employment for Good Reason (as defined in Section 15(b)), Executive will be entitled to the severance described in Section 12. Executive will be entitled to any unpaid Base Salary up to and including the date of termination and any accrued but unused PTO days. In addition, Executive will be entitled to retain any equity awards that have vested through the date of termination, subject to the terms and conditions of the applicable equity incentive plan and the applicable award agreement. Executive shall be entitled to retain possession of his Company issued laptop computer, monitor, cell phone and iPad (or similar tablet), subject to the Company’s removal of Confidential Information (as defined in the Confidentiality Agreement) from such equipment and devices.

12. Severance. In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive shall receive severance payments and benefits as follows: (i) severance equal to six (6) months’ Base Salary (as in effect as of the termination date), payable semi-monthly on the Company’s regularly scheduled payroll dates, and (ii) if Executive properly and timely elects to continue health and dental coverage under the Company’s plans in accordance with the continuation requirements of COBRA, payment for the cost of the premiums for such coverages for Executive for a six (6) month period beginning on the termination date, or if earlier, through the date on which Executive becomes eligible for other group health coverage in connection with new employment.

13. Severance Conditioned Upon Release. Notwithstanding any provision herein to the contrary, the severance payments and the health and dental continuation coverage payments pursuant to Sections 11(a), 11(d) and 12 shall be subject to and contingent upon Executive’s execution and non-revocation of a Confidential Severance Agreement and General Release in substantially the form attached hereto as Exhibit B (a “Severance Agreement”). In addition to a release of all claims, such Severance Agreement may include Confidentiality, Non-Disparagement, No-Reapply, and/or other customary terms and covenants typically found in such agreements for executives. Severance payments shall not commence until the Severance Agreement becomes effective.

14. Section 409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to Executive under this Agreement:

(a) This Agreement is intended to comply with or be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and Executive and the Company agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with Section 409A and without resulting in any increase in the amounts owed hereunder by the Company.

(b) Subject to the provisions in this Section 14 concerning Section 409A compliance, severance payments pursuant to this Agreement will begin only upon the date of Executive’s “separation from service” (within the meaning of Section 409A) which occurs on or after the date of Executive’s termination of employment. It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A.

(c) If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments (including any lump sum payments) and benefits due under this Agreement that would not otherwise be exempt from Section 409A (either pursuant to a short-term deferral exception, the exception for separation pay upon an involuntary separation from service or otherwise), and that would, absent this Section 14 concerning Section 409A compliance, be paid within the six-month period following Executive’s “separation from service” from the Company, shall not be paid until the date that is six (6) months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six (6) months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein.

(d) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (A) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (B) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (C) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(e) Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

15. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Cause” means Executive’s (i) material or willful failure to perform duties reasonably expected and/or requested of Executive; provided that such material or willful failure continues for more than thirty (30) days after the Company’s written notice to Executive of such material or willful failure to perform; (ii) conviction of, guilty plea to, or confession of guilt of a felony or an act involving moral turpitude; (iii) commission of a fraudulent, illegal, or dishonest act in the course of Executive’s employment in respect to the Company; (iv) willful misconduct or gross negligence; (v) material violation of the Company’s policies or procedures; (vi) material violation of the Confidentiality Agreement or similar agreement between Executive and the Company; (vii) material breach of any of the terms or conditions of this Agreement not cured within thirty (30) days after written notice of such breach from the Company to Executive; (viii) failure to adhere to moral and ethical business principles consistent with the Company’s Code of Business Conduct and Guidelines on Corporate Governance as in effect from time to time; or (ix) engaging in an act or series of acts constituting intentional misconduct resulting in a misstatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of the Sarbanes-Oxley Act of 2002.

(b) “Good Reason” means any of the following events, without Executive’s written consent: (i) a significant reduction of Executive’s duties, position or responsibilities relative to his duties, position or responsibilities in effect immediately prior to such reduction, or Executive’s removal from such position, duties or responsibilities; (ii) a reduction in Base Salary as in effect immediately prior to such reduction, unless the reduction is made as part of, and is generally consistent with, a general reduction of executive salaries; (iii) the Company requiring Executive’s relocation to a facility or a location more than fifty (50) miles from the mutually agreed upon remote work location; or (iv) the Company’s material breach of this Agreement. Notwithstanding the foregoing, no Good Reason event will have occurred unless and until (x) within thirty (30) days following the occurrence of a Good Reason event, Executive provides the Company with written notice specifying the applicable facts and circumstances underlying such finding of Good Reason, (y) the Company fails to correct the circumstances set forth in such written notice within thirty (30) days of receipt, and (z) Executive resigns based on such Good Reason within thirty (30) days after the expiration of the Company’s cure period.

(c) “Total Disability” means Executive’s substantial inability to perform his duties, with or without reasonable accommodation, due to physical or mental disability which continues for a period in excess of three (3) months, as determined by an independent qualified medical practitioner of an appropriate specialty, acceptable to the Company and to Executive, or in the event the Company and Executive are unable to agree on the appointment of such medical practitioner, by a three (3) member panel of medical practitioners, one of whom shall be selected by the Company, one of whom shall be selected by Executive, and one of whom shall be selected by the other two medical practitioners.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

17. Modifications and Waivers. No provision of this Agreement may be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized Company officer (other than Executive). No waiver by either Executive or the Company of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

18. Entire Agreement.

(a) This Agreement together with the Confidentiality Agreement supersede all prior agreements and understandings between Executive and the Company, oral or written, on the subject matter herein. No amendment, modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such amendment, modification, termination or waiver is sought to be enforced.

(b) Notwithstanding the foregoing, the terms and conditions of Executive’s employment shall, to the extent not addressed or described in this Agreement, be governed by the Company’s Policies and Procedures Manual and existing practices. In the event of a conflict between this Agreement and the Policies and Procedures Manual or existing practices, the terms of this Agreement shall govern.

19. Taxes. All amounts payable under this Agreement shall be subject to any and all applicable taxes, as required by applicable federal, state and local laws and regulations.

20. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

21. Successors and Permitted Assigns. This Agreement inures to the benefit of and is binding upon the parties, their respective successors in interest by way of merger, acquisition, or otherwise, and their permitted assigns.

22. Indemnification. The Company hereby agrees, to the maximum extent permitted by law, to indemnify and hold Executive harmless against any costs and expenses, including reasonable attorneys’ fees, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising out of, by reason of or relating to Executive’s good faith performance of Executive’s duties and obligations with the Company. The Company shall also provide Executive with coverage as a named insured under a directors and officers liability insurance policy maintained for the Company’s directors and officers. This obligation to provide insurance and indemnify Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of Executive occurring during Executive’s employment with the Company or with any of its affiliates. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of Executive’s heirs and personal representatives.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

24. Representation. Executive acknowledges that he has read and fully understands the contents of this Agreement and knowingly and voluntarily executes it after having had an opportunity to consult with legal counsel as Executive deems appropriate.

[Signature page follows]

IN WITNESS WHEREOF, Executive and the Company have executed this Employment Agreement.

Date of Signature:	Agreed to and Accepted:

July 27, 2023	/s/ Chris McCarthy
Chris McCarthy, Executive

Date of Signature:	INTERPACE BIOSCIENCES, INC.

July 31, 2023	By:	/s/ Thomas W. Burnell
Thomas W. Burnell, President & CEO

EXHIBIT A

Confidentiality, Proprietary Information and Inventions Agreement

I (the “Employee”) recognize that Interpace Biosciences, including its divisions and subsidiaries (the “Company”), is engaged in the business of:

1)	Designing, developing, manufacturing and marketing genetic tests for cancer diagnosis, prognosis and prediction; developing and marketing proprietary DNA- based diagnostic kits, including DNA probes and microarrays;

2)	Operating a clinical diagnostic reference laboratory that is used to process both proprietary oncology focused tests and services developed by the Company and more conventional cancer testing services;

3)	Supplying clients with pharmacogenomics testing and services and biorepository services; and

4)	Producing and providing other products and services sold by the Company related to the services described in 1 through 3 above, or the Company’s steps to develop prospective products and services related to the services described in 1 through 3 above, and for which I had any responsibility during the 24 months preceding the Cessation of my Engagement (as defined below).

The above-mentioned items will be referred to as the “Business” of the Company.

Any company with which the Company enters into, or seeks or considers entering into, a business relationship in furtherance of the Business is referred to as a “Business Partner.”

I understand that as part of my performance of duties as an employee of the Company (the “Engagement”), I will have access to confidential or proprietary information of the Company and the Business Partners, and I may make new contributions and inventions of value to the Company. I further understand that my Engagement creates in me a duty of trust and confidentiality to the Company with respect to any information:

1)	related, applicable or useful to the business of the Company, including the Company’s anticipated research and development or such activities of its Business Partners;

2)	resulting from tasks performed by me for the Company;

3)	resulting from the use of equipment, supplies or facilities owned, leased or contracted for by the Company; or

4)	related, applicable or useful to the business of any partner, client or customer of the Company, which may be made known to me or learned by me during the period of my Engagement.

300 Interpace Parkway | Morris Corporate Center 1, Building C | Parsippany, NJ 07054

Corporate Offices: (855) 776-6419 | Fax: (973) 265-0191 | Info@Interpace.com

I understand that during the course of my employment and/or consulting at Interpace Biosciences, I may have access to sensitive patient information that can have significant medical, psychological, economic, and/or social impact for the patient should the information be divulged inappropriately. I understand that it is essential to maintain confidentiality for all patient information. I will have access to patient information only if there is a “need to know.” Patient identifiers or accession numbers, not patient names, will be used in the Interpace Biosciences laboratory when tracking samples. Patient names will never be used in laboratory presentations or in any other public discussion, presentation, or publication, unless the patient agrees to the use of the patient’s name in a written agreement between the patient and an authorized representative of the Company and such use is reviewed and approved by the Company’s medical, legal and regulatory review process.

It is noted that Interpace Biosciences provides training for HIPAA and HTECH Compliance, and I fully understand its importance, and agree to abide by the conditions as specified therein. I understand that genetic information is especially sensitive and I will complete sufficient instruction, as offered by the Company, regarding the importance of preserving the confidentiality of patient identities and other patient information.

I understand that Interpace Biosciences does not currently perform and does not anticipate performing HIV tests; therefore, no information regarding a patient’s HIV status will be requested by the Company. If any information regarding HIV status is received in any way that information will be deleted or removed prior to accessioning of the sample, and no information regarding HIV will be entered into the patient record. No information regarding HIV status or any other sensitive patient information will or can be associated with any patient or sample. Patient-sensitive information will not be disclosed in any manner. I agree that I will not refuse to process and test any sample because of a patient’s HIV status.

For purposes of this Agreement, the following definitions apply: “Proprietary Information” shall mean information relating to the Business or the business of any Business Partner and generally unavailable to the public that has been created, discovered, developed or otherwise has become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company or a Business Partner, which information has economic value or potential economic value to the business in which the Company is or will be engaged. Proprietary Information shall include, but not be limited to, trade secrets, processes, formulas, writings, data, know-how, negative know-how, improvements, discoveries, developments, designs, inventions, techniques, technical data, patent applications, customer and supplier lists, financial information, business plans or projections and any modifications or enhancements to any of the above.

“Inventions” shall mean all Business-related discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how, writings, graphics and other data, whether or not patentable or registrable under patent, copyright or similar statutes, that are related to or useful in the business or future business of the Company or its Business Partners or result from use of premises or other property owned, leased or contracted for by the Company. Without limiting the generality of the foregoing, Inventions shall also include anything related to the Business that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

As part of the consideration for my Engagement or continued Engagement, as the case may be, and the compensation received by me from the Company from time to time, I hereby agree as follows:

1. Proprietary Information and Inventions. All Proprietary Information and Inventions related to the Business shall be the sole property of the Company and its assigns, and the Company or its Business Partners, as the case may be, and their assigns shall be the sole owner of all patents, trademarks, service marks, copyrights and other rights (collectively referred to herein as “Rights”) pertaining to Proprietary Information and Inventions. I hereby assign to the Company, any rights I may have or acquire in Proprietary Information or Inventions or Rights pertaining to the Proprietary Information or Inventions which Rights arise in the course of my Engagement. I further agree as to all Proprietary Information or Inventions to which Rights arise in the course of my Engagement to assist the Company or any person designated by it in every proper way (but at the Company’s expense) to obtain and from time to time enforce Rights relating to said Proprietary Information or Inventions in any and all countries. I will execute all documents for use in applying for, obtaining and enforcing such Rights in such Proprietary Information or Inventions as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company or any person designated by it in obtaining and enforcing Rights relating to Proprietary Information or Inventions shall continue beyond the cessation of my Engagement (“Cessation of my Engagement”). In the event the Company is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or enforce any Right relating to Proprietary Information or to an Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and stead in the execution and filing of any such application and in furthering the application for and enforcement of Rights with the same legal force and effect as if such acts were performed by me. I hereby acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my Engagement and which are protectable by copyright are “works for hire” as that term is defined in the United States Copyright Act (17 USCA, Section 101).

2. Confidentiality. At all times, both during my Engagement and after the Cessation of my Engagement, whether the cessation is voluntary or involuntary, for any reason or no reason, or by disability, I will keep in strictest confidence and trust all Proprietary Information, and I will not disclose or use or permit the use or disclosure of any Proprietary Information or Rights pertaining to Proprietary Information, or anything related thereto, without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company. I recognize that the Company has received and, in the future, will receive from third parties (including Business Partners) their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties (including Business Partners), during my Engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence, and I will not disclose or use or permit the use or disclosure of any such confidential or proprietary information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company consistent with the Company’s agreement with such third party.

3. Non-competition and Non-solicitation.

(a) Non-competition. During my Engagement and for a period of one (1) year after the Cessation of my Engagement, I will not, either directly or indirectly, either alone or in concert with others:

i. own, invest in, or provide financing to any business (other than less than 2% direct ownership of stock, partnership interests or other securities of any entity of any class of such interests or securities which is publicly traded) that engages or competes with the Business in the geographic territory over which I had responsibility during the 24 months preceding the termination of my employment, including but not limited to, the State of New Jersey (the “Restricted Territory”).

ii. work in the Restricted Territory for any person or entity that engages in or competes with the Business, in any role: (i) that is similar to any position I held with the Company during the 24 months preceding the termination of my employment, (ii) that is executive, leadership, managerial, or strategic in nature, or (iii) that may cause me to inevitably rely upon or disclose the Company’s Confidential Information.

(b) Non-solicitation. During my employment and for 12 months after termination of my employment, I will not directly or indirectly, on behalf of myself or in conjunction with any other person or entity:

i. solicit or encourage any employee of or consultant to the Company or any Business Partner to leave the Company or Business Partner or engage directly or indirectly in competition with the Company or Business Partner in the Business. During my Engagement and for a period of one (1) year after the Cessation of my Engagement, I agree not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with the Company in the Business. Notwithstanding the foregoing, the Company, in its discretion, will consider any written request by me following the Termination Date for waiver of my non-competition obligations, and consent to such waiver shall not be unreasonably withheld.

For purposes of this section, “solicit” means: (i) any comments, conduct or activity that would influence a customer’s decision to continue doing business with the Company, regardless of who initiates contact; (ii) any comments, conduct or activity that would influence an employee’s or independent contractor’s decision to resign employment or engagement with the Company or accept employment or engagement with my new company, regardless of who initiates contact.

(c) Employee acknowledges and agrees that (i) the restrictions contained in this Section are reasonable and necessary to protect the legitimate business interests of the Company, (ii) that the one (1) year term of this obligation is reasonable in scope, (iii) that this obligation is a material term, without which the Company would be unwilling to enter into an employment relationship with the Employee, and (iv) Employee’s fulfillment of the obligations set forth in this section shall not cause Employee any substantial economic hardship or render Employee unemployable within the industry either during or after the noncompetition period.

(d) Employee further acknowledges that any breach or threatened breach by Employee of any provision hereof may result in immediate and irreparable injury to the Company, and that such injury may not be readily compensable by monetary damages. In the event of any such breach or threatened breach, Employee acknowledges that, in addition to all other remedies available at law and equity, the Company shall be entitled to seek equitable relief (including a temporary restraining order, a preliminary injunction and/or a permanent injunction), and an equitable accounting of all earnings, profits or other benefits arising from such breach and will be entitled to receive such other damages, direct or consequential, as may be appropriate. In addition, and not instead of, those rights, Employee further acknowledges that Employee shall be responsible for payment of the fees and expenses of the Company’s attorneys and experts, as well as the Company’s court costs, pertaining to any suit, action, or other proceeding, arising directly or indirectly out of Employee’s violation or threatened violation of any of the provisions of this Section. The Company shall not be required to post any bond or other security in connection with any proceeding to enforce this Section.

4. Delivery of Company Property and Work Product. In the event of the Cessation of my Engagement, I will deliver to the Company all biological and chemical materials, devices, records, sketches, reports, memoranda, notes, proposals, lists, correspondence, equipment, documents, photographs, photostats, negatives, undeveloped film, drawings, specifications, tape recordings or other electronic recordings, programs, data, marketing material and other materials or property of any nature belonging to the Company or its clients or customers, and I will not take with me, or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing.

5. No Conflict. I represent, warrant and covenant that my performance of all the terms of this Agreement and the performance of my duties for the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Engagement. I have not entered into, and I agree that I will not enter into, any agreement, either written or oral, in conflict herewith.

6. No Use of Confidential Information. I represent, warrant and covenant that I have not brought and will not bring with me to the Company or use in my Engagement any materials or documents of a former employer, or any person or entity for which I have acted as an independent contractor or consultant, that are not generally available to the public, unless I have obtained written authorization from any such former employer, person or firm for their possession and use. I understand and agree that, in my service to the Company, I am not to breach any obligation of confidentiality that I have to former employers or other persons.

7. Equitable Relief. I acknowledge that irreparable injury may result to the Company from my violation or continued violation of the terms of this Agreement and, in such event, I expressly agree that the Company shall be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting such violation or continued violation by me.

8. Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, the same shall be enforced and validated to the extent permitted by law. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect the remaining provisions.

9. Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of New Jersey. No implied waiver of any provision within this Agreement shall arise in the absence of a waiver in writing, and no waiver with respect to a specific circumstance, event or occasion shall be construed as a continuing waiver as to similar circumstances, events or occasions. This Agreement, together with the offer letter or employment agreement (if any) between the Company and myself, contains the sole and entire agreement and understanding between the Company and myself with respect to the subject matter hereof and supersedes and replaces any prior agreements to the extent any such agreement is inconsistent herewith. This Agreement can be amended, modified, released or changed in whole or in part only by a written agreement executed by the Company and myself. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators, and it shall inure to the benefit of the Company and each of its successors or assigns. This Agreement shall be effective as of the first day of my being retained to render services to the Company, even if such date precedes the date I sign this Agreement.

10. Thorough Understanding of Agreement. I have read all of this Agreement and understand it completely, and by my signature below I represent that this Agreement is the only statement made by or on behalf of the Company upon which I have relied in signing this Agreement.

Violation of this Agreement may lead to termination of employment and/or criminal prosecution.

IN WITNESS WHEREOF, I have caused this Confidentiality, Proprietary Information and Inventions Agreement to be signed on the date written below.

DATED:	7/27/2023	/s/ Christopher McCarthy
Signature of Employee

Chris McCarthy

EXHIBIT B

Confidential SEVERANCE AGREEMENT AND GENERAL RELEASE

This Confidential Severance Agreement and General Release (this “Agreement and General Release”) is entered into by Chris McCarthy (“Executive”) and Interpace Biosciences, Inc. (the “Company”). Executive and the Company are jointly referred to in this Agreement and General Release as the “Parties” and both individually referred to in this Agreement and General Release as a “Party.”

Section 1. Termination of Employment. Executive’s employment was terminated [by the Company without Cause][by Executive for Good Reason] (as defined in the Employment Agreement between Executive and the Company, dated July 24, 2023 (the “Employment Agreement”)) on [●] (the “Termination Date”). Irrespective of whether Executive signs this Agreement and General Release, (i) to the extent unpaid, the Company shall pay Executive for any accrued and unused PTO days and (ii) Executive shall be entitled to retain possession of his laptop computer, monitor, cell phone and iPad (or similar tablet).

Section 2. Consideration. In consideration for executing and not revoking this Agreement and General Release and in accordance with terms of the Employment Agreement, the Company shall pay or provide Executive with the following:

(i) six (6) months’ base salary (as in effect as of the Termination Date), payable in accordance with the Company’s regularly scheduled payroll dates, and (ii) if Executive properly and timely elects to continue health and dental coverage under the Company’s plans in accordance with the continuation requirements of COBRA, payment for the cost of the premiums for such coverages for Executive for a six (6) month period beginning on the Termination Date, or if earlier, through the date on which Executive becomes eligible for other group health coverage in connection with new employment.

Executive understands and agrees that he is not entitled to any severance money or benefits, other than those offered in accordance with the terms of this Agreement and General Release.

Subject to Section 3 below and/or as otherwise provided by this Agreement and General Release, the severance payments and other benefits pursuant to this Section 2 will be paid or provided only if this Agreement and General Release becomes effective within sixty (60) days of the Termination Date. The severance payments and benefits will commence when the Agreement and General Release becomes effective. Notwithstanding the foregoing, if the 60-day period following Executive’s termination ends in a calendar year after the year in which Executive’s employment terminates, the severance payments and benefits shall be made no earlier than the first day of such later calendar year.

Section 3. Delay of Payment to Comply with Code Section 409A. Notwithstanding anything herein to the contrary, if Executive, as of the Termination Date, is a “specified employee” within the meaning of Section 409A (as defined below) and the regulations promulgated thereunder, then if and to the extent required in order to avoid the imposition on Executive of any excise tax under Section 409A, the Company shall delay the commencement of severance payments pursuant to Section 2 (without any reduction) by a period of six (6) months after the Termination Date. Any payments that would have been paid during such six (6) month period but for the provisions of the preceding sentence shall be paid in a lump sum to Executive six (6) months and one (1) day after the Termination Date. The 6-month payment delay requirement of this Section 3 shall apply only to the extent that severance payments pursuant to Section 2 are subject to Section 409A.

300 Interpace Parkway | Morris Corporate Center 1, Building C | Parsippany, NJ 07054

Corporate Offices: (855) 776-6419 | Fax: (973) 265-0191 | Info@Interpace.com

Section 4. 409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to Executive under this Agreement and General Release. This Agreement and General Release is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the Parties hereto agree to interpret, apply and administer this Agreement and General Release in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. Subject to the provisions in this Section 4, severance payments and benefits pursuant to this Agreement and General Release shall begin only upon the date of Executive’s “separation from service” which occurs on or after the date of Executive’s termination of employment. It is intended that each installment of severance payments and benefits provided under this Agreement and General Release, if any, shall be treated as a separate “payment” for purposes of Section 409A.

All reimbursements and in-kind benefits provided under this Agreement and General Release shall be made or provided in accordance with the requirements of Section 409A, to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided in this Agreement and General Release that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

Section 5. Taxes. The Company may withhold from any amounts payable under this Agreement and General Release such federal, state or local income taxes as may be appropriate.

Section 6. Executive’s General Release of Claims. In exchange for the severance payments and benefits described in Section 2 of this Agreement and General Release, Executive knowingly and voluntarily releases the Company and its parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors, shareholders, agents, representatives and employee benefit plans and programs and their administrators and fiduciaries (collectively referred to in this Agreement and General Release as the “Released Parties”), from any and all claims, known and unknown, resulting from anything which has happened up to the date Executive signs this Agreement and General Release, including any claim for attorneys’ fees, relating to or arising out of Executive’s employment with the Company. For purposes of this release, “Executive” includes Executive and his heirs and legal representatives.

Without limiting the release in the prior paragraph in any way, Executive expressly waives and releases all claims relating to or arising out of any conduct of the Released Parties with respect to Executive’s employment with the Company and/or any other aspect of Executive’s employment with the Company and Executive’s termination of employment, including, but not limited to all claims under:

(i)	The Age Discrimination in Employment Act;

(ii)	The National Labor Relations Act;

(iii)	Title VII of the Civil Rights Act;

(iv)	Sections 1981 through 1988 of Title 42 of the United States Code;

(v)	The Employee Retirement Income Security Act of 1974, as amended (except for any vested benefits under any tax qualified benefit plan);

(vi)	The Genetic Information Nondiscrimination Act;

(vii)	The Immigration Reform and Control Act;

(viii)	The Americans with Disabilities Act;

(ix)	The Occupational Safety and Health Act;

(x)	The Workers Adjustment and Retraining Notification Act;

(xi)	The Fair Credit Reporting Act;

(xii)	The Family and Medical Leave Act;

(xiii)	The Equal Pay Act;

(xiv)	The Uniformed Services Employment and Reemployment Rights Act;

(xv)	Employee Polygraph Protection Act;

(xvi)	The Employee (whistleblower) civil protection provisions of the Corporate and Criminal Fraud Accountability Act (Sarbanes-Oxley Act);

(xvii)	The New Jersey Law Against Discrimination; the New Jersey Family Leave Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Wage Payment Law; the New Jersey Wage and Hour Law; retaliation claims under the New Jersey Workers’ Compensation Law; the New Jersey Equal Pay Act; the New Jersey Civil Union Act; and the New Jersey Smoking Law;

(xviii)	other federal, state or local law equal employment opportunity or other laws, regulations, or ordinances;

(xix)	breach of contract; quasi contract; negligence; interference with contract/business advantage; fraud; defamation; intentional infliction of emotional distress;

(xx)	common law wrongful discharge from employment; and

(xxi)	any other duty or obligation of any kind or description to the fullest extent permissible by law.

Executive does not waive or release: (1) his right to enforce or challenge this Agreement and General Release; (2) any vested rights which Executive may have under any employer sponsored benefit plan; (3) the right to file any unwaivable charge or complaint with a government administrative agency (although Executive does waive and release any right to recover damages in connection with any such charge or complaint relating to anything which has happened up to the date Executive signs this Agreement and General Release); (4) rights or claims which cannot lawfully be released; (5) any right to defense or indemnification based upon Executive’s past conduct within the course and scope of Executive’s duties for the Company that Executive may have whether based on Company bylaws, state law, or insurance policy; and (6) rights or claims arising after the date Executive signs this Agreement and General Release.

Executive represents that as of the date he signs this Agreement and General Release, he is unaware of any work related illness or injury. Executive also acknowledges and agrees that he has fully and timely received all wages, overtime compensation, bonuses, commissions, benefits, and/or other amounts due in connection with his employment with and termination from the Company.

Executive represents that, as of the date he signs this Agreement and General Release, he has not filed any charge, complaint, claim, or action with any court, organization, governmental entity, or administrative agency against the Company, or any of the other Released Parties.

Section 7. Restrictive Covenants and Return of Property. Executive represents that Executive has not divulged any proprietary or confidential information of the Company and will remain subject after the Termination Date to the confidentiality and non-solicitation covenants contained in the Confidentiality, Proprietary Information and Inventions Agreement previously entered into by Executive in favor of the Company (the “Confidentiality and Proprietary Information Agreement”), which is incorporated by reference herein.

Executive represents that Executive has returned all of the Company’s property, documents, and/or any confidential or proprietary information in Executive’s possession or control. Executive also agrees that Executive is in possession of all of Executive’s property that Executive had at the Company’s premises and that the Company is not in possession of any of Executive’s property.

Section 8. Governing Law and Interpretation. This Agreement and General Release shall be interpreted in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws.

Section 9. Severability. Should any provision or part of any provision of this Agreement and General Release be declared illegal, unenforceable, or ineffective in any legal forum, that provision or part of that provision shall immediately become null and void, but the rest of this Agreement and General Release will remain in full force and effect.

Section 10. No Admission of Wrongdoing and Attorneys’ Fees. Neither Party, by signing this Agreement and General Release, admits to any wrongdoing or liability to the other. Both Executive and the Company deny any wrongdoing or liability. The Parties shall each bear their own attorneys’ fees and/or expenses incurred in connection with this Agreement and General Release and no Party shall be deemed a prevailing Party for any purpose.

Section 11. Amendment. This Agreement and General Release may not be modified, altered or changed except in writing and signed by both Executive and the Company.

Section 12. Entire Agreement. This Agreement and General Release sets forth the entire agreement between Executive and the Company with respect to the subject matter hereof. This Agreement and General Release supersedes and replaces any and all prior agreements or understandings between Executive and the Company, except the Confidentiality and Proprietary Information Agreement which shall survive and continue to remain in full force and effect, except as modified by this Agreement and General Release. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

Section 13. Representation by Counsel. Executive acknowledges that he has had ample time and opportunity to consult with the attorney of his choice in connection with his execution of this Agreement and General Release if he elected to do so; that he has carefully read and fully understands all of the provisions of this Agreement and General Release; and that he has had adequate time to review this Agreement and the General Release contained in this Agreement and General Release.

Section 14. ADEA Waiver. Executive acknowledges that he is releasing claims arising under the Age Discrimination in Employment Act (“ADEA”). To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f), the Company and Executive agree as follows:

(a) Executive represents that he has carefully read and fully understands the terms of this Agreement and General Release.

(b) Executive is advised to consult with an attorney before signing this Agreement and General Release.

(c) Executive acknowledges and understands that he has had twenty-one (21) days to consider this Agreement and General Release.

(d) Executive represents that he has taken as much time as necessary to consider whether to sign this Agreement and General Release and has chosen to sign this Agreement and General Release freely, knowingly, and voluntarily.

(e) For a seven (7) day period after Executive signs this Agreement and General Release, Executive may revoke this Agreement and General Release by emailing a written revocation to Thomas W. Burnell, President & CEO, Interpace Biosciences, Inc. at tburnell@interpace.com. The revocation must be emailed directly to Thomas W. Burnell within seven (7) days of the date Executive signs this Agreement and General Release. This Agreement and General Release will not become effective or enforceable until after the end of this revocation period.

Section 15. Agreement is Joint Product. The Parties acknowledge that this Agreement and General Release is a joint product and shall not be construed for or against any Party on the ground of sole authorship. This Agreement and General Release may be executed in multiple originals, each of which shall be considered an original instrument, but all of which shall constitute one agreement, and shall bind the Parties hereto and their successors, heirs, assigns, and legal representatives.

Section 16. Counterparts. This Agreement and General Release may be executed in counterparts, each being deemed an original document. This Agreement and General Release shall be binding upon the execution and delivery by facsimile or email by all Parties to this Agreement and General Release as if the same were manually executed and delivered by such Parties. The Parties agree to promptly deliver to each other original executed counterparts of this Agreement and General Release.

Section 17. Assignment. Neither Party may assign such Party’s rights or obligations hereunder without the prior written consent of the other Party.

Section 18. No Waiver. No waiver by any Party hereto of any breach of this Agreement and General Release by any other Party shall operate or be construed as a waiver of any other or subsequent breach.

Section 19. Non-Disparagement. Executive agrees that he will not make any defamatory remarks about the Company or its officers, directors, employees, or predecessor or successor corporations. Similarly, the Company (meaning, solely for this purpose, the executive officers and directors of the Company and other persons authorized to make official communications on behalf of the Company) will not make any defamatory remarks about Executive. Notwithstanding the foregoing, in no event will any legally required disclosure or action be deemed to violate this paragraph, regardless of the content of such disclosure or the nature of such action.

*     *     *

IN WITNESS WHEREOF, the Parties have executed this Confidential Severance Agreement and General Release.

EXECUTIVE		Interpace Biosciences, Inc.

/s/ Christopher McCarthy		/s/ Thomas W. Burnell
Chris McCarthy		Thomas W. Burnell
Chief Financial Officer		President & CEO

Date:	7/27/2023	Date:	7/31/2023

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